Exhibit 10.1

Terms Agreement

Strategic Alliance, Development and Distribution

Invento Robotics and Clearday

November 11, 2021

This confidential terms agreement, dated as of the date written above, (“Terms Agreement”) provides the material terms and conditions pursuant to which Invento Research Inc. with offices in Plano TX 75024 (“Invento”) and Clearday Management Ltd., with offices at 8800 Village Drive, San Antonio, Texas 78217 (“Clearday”) for a joint venture to develop robotic based services primarily to the certain care industries such as residential care facilities, home care environments, health care facilities and similar environments.

Parties:

●         “Invento”: Invento Research Inc., a Delaware corporation.

●         “Clearday”: Clearday Management Ltd., a Texas corporation.

●         Such other parties as may be determined with the mutual consent of Invento and Clearday

Areas of Expertise:

Each of the Parties has developed expertise in crucial areas to develop, improve and distribute services to the Home Care Market by partnering the mechanical attributes of robots with software and content. Invento has developed the Mitra robot and certain variations or derivatives of such robot (“Robots”). Clearday has developed Clearday at Hometm and other programs that may be delivered digitally, including through the Robots and other hardware and related assets.

JV Structure:

The parties shall form a new limited liability company organized in Delaware (the “JV”) that will be owned by Invento, Clearday and other persons as mutually agreed by the parties. The JV’s business is the development and deployment of robotic services that combine content and uses that empower, enhance and protect care workers providing services in the following (collectively, the “JV Core Business Market”): (1) the home and residential health and non-acute care markets, (2) residential care facilities such as assisted living, nursing home, skilled nursing and memory care facilities, (3) health care markets through hospitals, doctor offices, ambulatory surgical care centers, urgent care centers, and medical clinics, and (4) laboratories (e.g., that draw blood), occupational and physical therapy centers, and (5) telehealth applications.

Governance:	The JV shall have a board of managers (the “Board”) of 4 members.

For so long as Invento owns its initial LLC Interests in the JV (directly or through permitted transfers), Invento will elect or designate 2 of the Board. For so long as Clearday owns its initial LLC Interests in the JV (directly or through permitted transfers), Clearday will elect or designate 2 of the Board.

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The Board will have committees that direct and supervise certain business activities as determined by the Board. There will be initially two committees:

●     one committee that will be controlled by the Invento Board designees, which will focus on the hardware, equipment development, software & related services customized for required user experience, fleet management/similar software for enabling real-time monitoring of robots and human expertise for real time handling of robots at required intervals where remote human care/involvement is needed.

●     one committee that will be controlled by the Clearday Board designees, which will focus on developing content and additional use cases for the Robots and additional services that may be provided by the JV in the JV Core Business Market. However, development of additional use cases shall be developed based on feasibility.

The JV will elect officers as determined from time to time by the Board. The initial officers are expected to be:

President:	Balaji Viswanathan
Chief Operating Officer and General Counsel:	Richard Morris
Treasurer:	BJ Parrish
Chief Technology Officer:	Mahalakshmi Radhakrushnun
Chief Strategy Officer:	Suhas Kundapoor
Chief Accounting Officer:	TBD
Chief Deployment Officer:	Gary Sawina
Sales and Marketing Officer:	Anne Carley

Such officers shall have the authority that is generally accorded to an individual with a similar title in a Delaware corporation.
Development:

The initial Development Plan will include the use cases that were developed by the parties for the Clearday residential community. Recommendations by each of the parties will be discussed amongst them regularly, at monthly meetings or at such other times as determined by the Board. Recommendations of either parties shall be discussed in meetings held with Tech./Implementation teams to test the feasibility before the Board can approve of such changes/iterations to the use cases / development plan as such.

Either of the parties can add additional content & services to the use cases based on – (a) Clearday’s knowledge & experience in treating residents & client with cognitive issues, and (b) Invento’s assessment of client requirement vis-à-vis the technological & financial feasibility of recommendations / iterations, if any.

Distribution:	The distribution and marketing plan (the “Distribution Plan”) of the JV will be as from time to time determined by the Board.

Clearday will provide an initial distribution and marketing plan for the approval of the Board on or prior to December 30, 2021. The Clearday designees to the Board will supervise the further development and modification of the Distribution Plan, subject to the approval of the Board.

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The Distribution Plan is expected to include the deployment of Robots and specific use cases in residential care facilities; the deployment of Robots with Clearday at Home and other customized or curated content in the home care markets and the introduction and deployment of Robots in health care, including Teladoc uses, through introductions to medical providers arranged by Clearday.

The Distribution Plan will include reasonable sales commissions to the applicable parties, generally on the basis of (1) a specified percentage of total sales (including rental and leases) of the JV; and (2) a specified percentage of total sales (including rental and leases) of the JV in which such party is the procuring cause of such sales (including rental and leases) or facilitated such sales (including rental and leases) through its relationships.

The Distribution Plan will also

●     include a reasonable cash bonus compensation program to the officers and other individuals or persons that assist in the sales, marketing or distribution of the JV’s robotic services; and

●     include other markets that the Robots will be sold, leased or rented that are not part of the JV Core Business Market.

Intellectual Property Rights:

The JV parties will license the technologies and intellectual properties (“IP Rights”) to the JV for the term of the JV (but not less than a renewable successive 5 year terms) on a fully paid, nonexclusive, nontransferable world-wide basis. Such rights will include all rights useful for the sale, rental, lease or other deployment of Robots, all Clearday at Home content that is used by Clearday in its sales and distribution of such services, generally, and such other related technologies and intellectual properties. Notwithstanding the foregoing, the JV will continue to have the licenses of the IP Rights necessary for it to fulfill its obligations with respect to the sale, lease or rental of the Robots and any content that exist as of the expiration of any term of the IP Rights.

The JV will own and, subject to licensing to Invento for the further development of Robots for the JV, all derivative works and improvements that are primarily creative for the JV and its customers or clients in the JV Core Business Market.

All derivative work and improvements to the IP Rights shall be included in the licenses discussed above.

The JV will use the IP Rights that it licenses from the JV members to develop, sell, rent or lease the Robots and provide robotic related services as from time to time determined by the Board.

Certifications & Compliances	The JV will obtain the necessary regulatory and compliances certificates for its business as from time to time determined by the Board at the expense of the JV.

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JV Expenses:

The Board will establish a financial budget for operating expenses of the JV (the “JV Budget”). The JV Budget will target operating expenses to be a percentage of the business revenues, including sales, rentals and leases, and will include interest or other financing costs that may be approved by the Board to finance the purchase of the Robots.

Robot Purchases:

The JV will acquire the Robots and related technologies at a cost that is generally considered to be wholesale price for the following components: (1) hardware at a fixed price per unit, (2) software and related operating systems at a monthly charge, and (3) Robot administrators and operators at a monthly charge. Most favored nations status will be provided to the JV for such purchases. Additionally, until the JV has sufficient revenues, the Robots will be sold to the JV at cost with the additional profit (wholesale price to cost) to be paid when the JV has sufficient cash resources.

Content Resale and Purchases:

The JV will acquire the Clearday at Home content at a cost that is generally considered to be its wholesale price that Clearday generally provides. Most favored nations status will be provided to the JV for such purchases. Additionally, until the JV has sufficient revenues, the Clearday at Home will be sold to the JV at cost with the additional profit (enterprise sales price to cost) to be paid when the JV has sufficient cash resources.

Distributions:

The distributions of net cash flow of the JV after the payment of expenses to third parties that are not affiliates of any JV member, shall be provided as follows:

1.      To pay for the purchases of the Robots and the acquisition of content, equally on the basis of amounts owed to Invento and Clearday.

2.      To pay the compensation (which is expected to be bonus compensation) to the officers of the JV;

3.      To pay sales compensation as described in the then effective Distribution Plan.

4.      To make distributions to the JV members as provided below:

a. Invento	33.33%
b. Clearday	33.33%
c. Reserve for other members	33.33%

Total:	100.00%

The distributions provided above in clause (4) are subject to payment to a JV Member that provides cash investment to the JV for the payment of its operating expenses or otherwise, which distributions to cash investors will be not less than 10.25% return and then return of invested capital.

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Covenants:

Each of Invento and Clearday will provide sufficient time and attention to the business of the JV and shall use their respective commercially reasonable efforts to advance the business of the JV.

The Robots shall not be sold to any person in the JV Core Business Market without the consent of Clearday or an appropriate payment of a reasonable commission to Clearday as determined by the Board in its reasonable good faith discretion. No Robots will be sold to a person that competes with Clearday in its businesses that are in the JV Core Business Market, without the consent of Clearday, which consent, shall be: (1) with respect to the digital service offerings of Clearday, in the sole and absolute discretion of Clearday; and (2) with respect to all other businesses, shall not be unreasonably withheld, delayed or conditioned.

Clearday will provide its content that is customarily provided in its business to the JV and not to any other manufacturer of robotics that have substantially similar functionality of the Robots in the JV Core Business Market.

Termination of the JV:

The term of the JV will be for 5 years with renewable 5 year terms; provided, that the Board will determine mutually agreeable revenue targets for the initial period ending June 30, 2023 and for the first six months thereafter and then for each annual period thereafter (each such period ending on December 31). The initial revenue target (for the initial period) shall be determined by the parties prior to December 31, 2021. If such targets are not established by such date and such date is not extended, then either party may terminate this JV upon 60 days’ notice.

In the event that a party so terminates this JV because such revenue targets are not satisfied, then the compensation and bonus compensation and distribution rights will continue in force until the expiration of all sales, leases and rentals that are exist on the date of such termination. Further, the party that does not elect to termination the JV, by initiate a buy / sell process to continue the business of the JV by either continuing to buy Robots at the wholesale price or acquire Clearday at Home at the wholesale price. Further, any such termination of the JV will not effect the rights to indemnification.

Transfers:

Invento and Clearday shall not have the right to transfer or assign any JV interests other than with the consent of the other party.

Any member other than Invento and Clearday may transfer only their respective economic right in the JV. Any transferee shall not be admitted as a member in the JV and be entitled only to the rights to distribution as noted above.

Accounting / Books and Records:

The accounting and finance functions shall be administered as reasonably determined by Invento and Clearday. Each such person shall have the right to inspect the books and records and have the independent accountants of the JV assist the independent accounts of Invento and Clearday with respect to their tax and accounting matters, including their respective annual audits.

Miscellaneous:

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if (i) sent by registered or certified mail to the other party’s place of business contained, or (ii) hand delivered to the intended party and written evidence thereof is obtained.

This Agreement shall be construed and administered in accordance with the laws of the State of Texas, excluding conflict of laws provisions.

Any dispute shall be resolved through JAMS arbitration in Texas.

This Agreement contains the entire understanding of the parties with respect to the subject matter. All prior promises, understandings, or agreements are merged into this Agreement.

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IN WITNESS WHEREOF, each of the parties have executed and delivered this Agreement as of the date set forth below the signature of such person.

Invento Research Inc.

By:	/s/ Balaji Viswanathan
Balaji Viswanathan, CEO
November 11, 2021

Clearday Management Ltd.,

By:	/s/ Richard M. Morris
Richard M. Morris, EVP
November 11, 2021

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